For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS

SECOND QUARTER FISCAL YEAR 2008 RESULTS

Mountain View, CA—April 24, 2008—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its second fiscal quarter ended March 31, 2008 were $9.9 million, an increase of 4% over revenues of $9.6 million for the second quarter of fiscal 2007. After non-cash, pre-tax stock option expenses of $655,000, the Company reported a net loss for the quarter of $3.35 million or $0.26 per diluted share compared to net income of $64,000 or $0.00 per diluted share for the second quarter of fiscal 2007. The results for the fiscal 2008 quarter included the impact of a pre-tax restructuring charge of $2.2 million related to a previously announced 11% reduction in the company’s workforce. The results for the fiscal 2007 quarter included $1.8 million in pre-tax income from the settlement of a lawsuit.

In the second quarter of fiscal year 2008, the Company’s combined cash, cash equivalent and investment position decreased by $2 million to $57.2 million. This total includes $7 million in currently illiquid auction rate securities reclassified as long-term investments at quarter end. During the second fiscal quarter, Catapult repurchased 223,020 shares at a total cost of approximately $1.5 million. This reduced the remaining number of shares authorized for repurchase to 1,132,692 at March 31, 2008. The Company’s Board of Directors has since authorized an increase to 1,500,000 in the number of shares available for repurchase at April 22, 2008.

“In our second fiscal quarter, we saw year-over-year revenue growth driven by continuing recovery in our Japanese region, and we received our first order for the next generation wireless technology, LTE,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “However, due to the delays in the finalization of LTE standards, a cost reduction effort was necessary to ensure that we put our expenses in line with our expected revenues for the remainder of this fiscal year. I am confident that we are now sized appropriately to return to profitability while still maintaining the resources necessary for long-term growth.”

Catapult Communications will be discussing its second quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 770-7146 or (617) 213-8068 and provide conference ID# 94904902 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on May 1, 2008. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 18776644.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants – spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements

The statements in this press release regarding a return to profitability and long-term growth are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include delays in the rate of adoption of new technologies, the Company’s inability to develop products to address those technologies, competitive product offerings, including those developed by the Company’s customers, and the Company’s dependence on a limited number of customers. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues:
Products	$6,925	$6,069	$13,695	$12,625
Services	3,010	3,524	6,541	7,535

Total revenues	9,935	9,593	20,236	20,160

Cost of revenues:
Products	1,225	1,290	2,473	2,418
Services	752	748	1,550	1,602
Amortization of purchased technology	12	12	24	24

Total cost of revenues	1,989	2,050	4,047	4,044

Gross profit	7,946	7,543	16,189	16,116

Operating expenses:
Research and development	3,466	3,270	7,019	6,285
Sales and marketing	4,241	3,941	8,586	8,232
General and administrative	2,106	2,194	4,278	4,478
Restructuring costs	2,197	—	2,197	—

Total operating expenses	12,010	9,405	22,080	18,995

Operating loss	(4,064)	(1,862)	(5,891)	(2,879)
Interest income	592	840	1,336	1,647
Other income, net	235	1,835	365	1,828

Income (loss) before income taxes	(3,237)	813	(4,190)	596
Provision for income taxes	113	749	331	976

Net income (loss)	$(3,350)	$64	$(4,521)	$(380)

Net income (loss) per share:
Basic	$(0.26)	$0.00	$(0.34)	$(0.03)

Diluted	$(0.26)	$0.00	$(0.34)	$(0.03)

Shares used in per share calculation:
Basic	13,119	13,970	13,247	14,037

Diluted	13,119	14,025	13,247	14,037

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2008	2007
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$50,161	$62,242
Accounts receivable, net	10,569	7,015
Inventories	2,171	2,485
Other current assets	2,242	1,863

Total current assets	65,143	73,605
Long-term investments	7,000	—
Property and equipment, net	1,424	1,585
Goodwill and other intangibles	49,501	49,537
Other assets	2,247	2,243

Total assets	$125,315	$126,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,459	$5,573
Deferred revenue	7,935	6,206

Total current liabilities	14,394	11,779
Deferred revenue, long-term	137	406
Deferred taxes and other liabilities, long-term	4,695	3,009

Total liabilities	19,226	15,194

Total stockholders’ equity	106,089	111,776

Total liabilities and stockholders’ equity	$125,315	$126,970